Multimedia, Inc. logo appears here



June 10, 1994

PRIVATE AND CONFIDENTIAL



Mr. Walter E. Bartlett
Multimedia, Inc.
140 W 9th
Cincinnati, OH 45202

Dear Walt:

In line with our conversation, I am sending out the enclosed notice of a special meeting of the board of directors for next
Thursday at 2:00 p.m.

At this meeting the board will be asked to consider the announcement you wish to make at that time of your decision to retire from the company. On your recommendation Don Sbarra will be nominated to succeed you as board chairman and CEO, with the post vacated by you of president and chief operating officer to be filled upon completion of the pending search.

The board will be asked to approve your retirement and resignation from the board and all offices of the company effective as of the time of the meeting, and to consider and approve the matters outlined below:

a) In order to wind up any pending matters requiring your attention, you would continue as a senior executive of the company through July 10, 1994. Thereafter, you would continue with the title of Senior Consultant to the board through December 31, 1994, furnishing all required assistance to effect a successful and orderly management transition.

b) You would be compensated through December 31, 1994 at the rate of your current annual salary of $550,000, and your present secretarial arrangements would be continued for the same period.

c) The company would pay the rental on suitable office space, into which you and your secretary would move as soon as this can be located, through the balance of 1994, and for as long you may wish to maintain such office through 1995.

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d)  Section 3.1 of the Supplemental Executive Retirement Plan
    will be amended to provide eligibility for the payment of the full amount of the retirement benefits in installments as provided under such plan, commencing February 1, 1995.

e) There are several options available to you under possible medical coverage for you and Marilyn. We recommend you review these with Clyde Baucom and the company would reimburse you for the expense of the coverage you elect through December 31, 1994.

I think the above covers everything that will need to be addressed by the board at its meeting on Thursday, and I will make sure that they are brought to the board's attention and will, of course, recommend their favorable action.

If this letter accurately covers the points we discussed, I believe it would be sufficient for you to indicate your agreement on the copy enclosed for that purpose and I will follow up as needed.

                         MULTIMEDIA, INC.



               By:  signature of David L. Freeman appears here
                    ------------------------------------------
                    Secretary



I AGREE TO THE FOREGOING



signature of Walter E. Bartlett appears here
- - --------------------------------------------
WALTER E. BARTLETT

DATED THIS 16TH DAY OF JUNE, 1994